As filed with the Securities and Exchange Commission on June 1, 2009

Registration No. 333-64242

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

____________________

Gevity HR, Inc.

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	65-0735612 (I.R.S. Employer Identification No.)

9000 Town Center Parkway

Bradenton, Florida 34202

(941) 741-4300

(Address, including zip code, and telephone number,

including area code, of Registrants’ principal executive offices)

_______________

Staff Leasing, Inc.

Employee Stock Purchase Plan

(Full title of the plan)

_______________

Gregory L. Hammond

Secretary

Gevity HR, Inc.

9000 Town Center Parkway

Bradenton, Florida 34202

(941) 741-4300

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Form S-8 Registration Statement, Registration No. 333-64242, filed on June 29, 2001 (the “Prior Registration Statement”), which registered an aggregate amount of 350,000 shares of common stock of Gevity HR, Inc. (the “Company”), par value $.01 per share, relating to the Staff Leasing, Inc. Employee Stock Purchase Plan.

On March 4, 2009, the Company, TriNet Group, Inc. (“TriNet”) and Gin Acquisition, Inc. entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, Gin Acquisition, Inc. merged with and into the Company with the Company remaining as the surviving entity (the “Merger”) and the surviving entity becoming a wholly-owned subsidiary of TriNet. The Articles of Merger were filed with the Florida Secretary of State and the Merger became effective on June 1, 2009.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Prior Registration Statement. Accordingly, the Company hereby removes from registration the securities of the Company previously registered but not sold or otherwise issued as of the filing of this Post-Effective Amendment under the Staff Leasing, Inc. Employee Stock Purchase Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Prior Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Leandro, State of California, on June 1, 2009.

GEVITY HR, INC.
By:	/s/ Gregory L. Hammond
	Name:	Gregory L. Hammond
	Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Prior Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Dated: June 1, 2009	By:	/s/ Douglas P. Devlin
		Name:	Douglas P. Devlin
		Title:	Director, Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer

Dated: June 1, 2009	By:	/s/ Gregory L. Hammond
		Name:	Gregory L. Hammond
		Title:	Director